Exhibit 10.2

MASTER AGREEMENT

This Agreement (“Agreement”) is made as of the _16th_ day of March, 2011 and is by and between Global Natural Energy Limited  (“GNE”), a company incorporated under the laws of the Republic of Cyprus,  with its principal place of business located at Galaxias Commercial Center Ayias Elenis 36 Nicosia 1061, Cyprus, and Solar Acquisition Corp, (“SLRX”), a Florida corporation with its principal place of business located at [215 Dino Dr., Ann Arbor, Michigan, USA], and GNE-USA, Inc. a Florida corporation with its principle place of business located at [215 Dino Dr., Ann Arbor, Michigan, USA].
R E C I T A L S

WHEREAS, GNE is committed to the development and sale of alternative energy products, including its algae technology, and

WHEREAS, GNE has assembled a team of highly skilled and experienced scientists and leaders in algae production and development; and

WHEREAS, GNE has represented that the processes related to the production of algae based on certain proprietary and patented technology that will produce algae biofuel and other products at a competitive cost compared with the international commodity prices; and
 WHEREAS, the Parties seek to expand their capabilities and introduce alternative energy products into commerce of the United States for industrial, military and residential use and, in furtherance thereof, SLRX has formed GNE-USA as a subsidiary; and

WHEREAS, under the conditions of this agreement in anticipation of this agreement, GNE shall receive forty nine percent (49%) of ownership of GNE-USA and certain shares of SLRX as defined herein; and

WHEREAS, GNE has developed valuable Intellectual Property (as defined below) and knowhow for the construction of algae production facilities (collectively, the “Algae Information” as defined below) to support alternative energy and algae production; and

WHEREAS, each of GNE and the SLRX desire and intend that GNE grant a perpetual license to GNE-USA with respect to the use of the existing (and to be developed in the future) Intellectual Property upon the terms and conditions set forth in the certain License Agreement annexed hereto as Exhibit B;

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter contained, the parties hereto agree as follows:

1. Incorporation of Recitals – The parties hereby acknowledge and agree that all of the Recitals are hereby incorporated by reference into this Agreement and are made an original part hereof with full force and effect.

2. Definitions –

(a) Closing; Closing Date – See Section 8 hereof.

(b) License Agreement – shall mean that certain License Agreement, dated the date hereof, between GNE and GNE-USA, annexed hereto as Exhibit B.

(c) Intellectual Property - shall mean all of the patents  and patents pending listed on Schedule 1 annexed hereto (“Patents”), and all inventions, processes, improvements, discoveries, works of authorship, Know-how (as defined herein), trade secrets, U.S. and other patents, patent applications, patent licenses, proprietary software, applicable source codes, software licenses, trademarks, copyright registrations and applications, Internet addresses, domain names and other expressions of ideas, whether patentable, copyrightable or not, which in any way relate to said Patents, which Patents are, and shall be and remain, the exclusive and sole property of GNE, subject to this Agreement and the License Agreement.,

(d) Know-how - shall mean designs, system specifications, test data, drawings, schematics, computer programs and other similar technical information and concepts not generally known to the public that relate to the Intellectual Property.

(e) Net Profits – shall mean the profits realized from the operation of the business after deducting all direct and indirect expenses incurred by the company, and after provision for all reserves and contingencies, usual and necessary, consistently applied, after the payment or provision for all federal, state and local taxes (income, sales or such other taxes imposed).

(f) Person - shall mean any individual, sole proprietorship, partnership, joint venture, limited liability company, limited liability partnership, trust, estate, unincorporated organization, association, corporation, institution or other entity.

(g) Shareholders’ Agreement - shall mean that certain Shareholders’ Agreement, dated the date hereof, between GNE and SLRX, annexed hereto as Exhibit A.

(h) Third Party – shall mean a Person unrelated by blood, marriage or business alliance to any of GNE, SLRX, GNE-USA or their respective shareholders, members or affiliates.

(i) Transaction Documents – This Agreement, the Shareholders Agreement [Exhibit A], the License Agreement [Exhibit B], the Escrow Agreement [Exhibit C],

3. Grant of License by GNE  to GNE-USA – GNE hereby grants to GNE-USA a countrywide, exclusive irrevocable, perpetual license for the use and distribution of the Intellectual Property in the USA. GNE-USA will be allowed to use the Intellectual Property to produce, sell and otherwise dispose of products derived from the Intellectual Property for to the production of algae, and will have the right to use the technical information related thereto (cumulatively, the “GNE-USA License”), in each case free and clear of all liens and encumbrances, and free and clear of rights or claims of third Persons, all as more fully set forth in the License Agreement annexed hereto as Exhibit B.

4. Consideration, Contributions and Terms:

(a) In Consideration of exactly fifty one percent (51%) of GNE-USA and the License Agreement [Exhibit B], at Closing, SLRX shall issue two million (2,000,000) shares of common capital stock of SLRX (the “SLRX Shares”) to GNE, which SLRX Shares shall bear, and be subject to, a restrictive legend restricting the sale, transfer or assignment of such stock in accordance with the terms of this Agreement, a written investor representation to be given by  GNE, and with Rule 144 of the Securities Act of 1933.

(b) For Consideration described herein, SLRX shall hold exactly fifty one percent (51%) of the outstanding common stock of GNE-USA.  Exactly forty one percent (41%) of the GNE-USA Shares outstanding shall be issued and titled to SLRX and held in escrow in accordance with the terms of this Agreement, the Shareholders’ Agreement, and the Escrow Agreement, attached hereto as Exhibits B and C, respectively.  GNE understands and agrees that  in no way does the act of holding Shares in escrow limit SLRX’s rights to vote, rights to profits and losses, and any other rights derived from ownership of said shares.

(c) For Consideration described herein, GNE shall hold exactly forty nine percent (49%) of the outstanding stock of GNE-USA for its contribution of licensed technology detailed under Schedule 1 attached hereto and in accordance with the terms of the License Agreement, attached hereto as Exhibit B.

5. SLRX’s Option to Acquire All GNE-USA Shares:

(a) On the Closing Date, SLRX shall be granted by GNE an option to acquire that additional number of GNE-USA Shares in order to reach a one hundred percent (100.00%) ownership interest in GNE-USA from GNE, in exchange of issuing to GNE a number of SLRX Shares equal to exactly fifty percent (50%) of the outstanding shares at the time of exercise of the SLRX Option (the “SLRX Option”), minus 2,000,000 shares to account for those shares initially issued to GNE under this Agreement.

(b) The term of the SLRX Option shall be granted by GNE to SLRX  at the Closing Date and will be valid up to March 17, 2013  (the “Option Term”).  Upon due notice in writing, no less than thirty (30) days prior to the intended date of exercise (the “Exercise Date”), SLRX shall issue the number of SLRX Shares in accordance with Section 5(a) above.  All GNE-USA Shares held in Escrow shall be release to SLRX immediately and GNE shall take all action required to transfer the remaining GNE-USA Shares to SLRX.

(c) If, however, SLRX does not exercise the SLRX Option during the Option Term, all GNE-USA Shares held in escrow shall be either cancelled or transferred to the name GNE, at the option of GNE, immediately upon expiration of the Option Term.

6. Management of GNE-USA – The parties hereby acknowledge and agree that Chaim Lieberman shall be elected as President of GNE-USA and that SLRX shall furnish all staffing and facilities reasonably required by GNE-USA in order to conduct its contemplated business as reflected in its Certificate of Incorporation, Bylaws and other governing documents, provided, however, that all of the expenses therefor (direct and indirect), except for President’s salary, shall be paid and borne by GNE-USA.  All specific terms of management and operations shall be governed by the terms of the Shareholders’ Agreement [Exhibit A] between the two companies.

7. Relationship between the Parties - The parties hereby acknowledge and agree that, for purposes of transacting business together, the relationship between SLRX, GNE, and GNE-USA shall be that of independent contractors, notwithstanding any Party’s equity interest in another’s companies.  The parties hereby further acknowledge and agree that all costs incurred by either SLRX or GNE for services in connection therewith shall be billed by the providing Party to GNE-USA on a cost plus ten percent (10%) basis.

8. Closing.  The transaction shall be closed upon the execution of the Transaction Document by all parties to the respective Transaction Documents.

9. Deliveries. At least ten (10) days prior to the Closing Date, unless otherwise expressly stated herein, and subject to the terms and conditions of this Agreement, the Parties shall deliver the following, all of which shall constitute conditions precedent to the Closing of the transactions contemplated by this Agreement:

(a) GNE Closing Deliveries.

(i) On the Closing Date, GNE shall duly execute and deliver this Agreement and all of the other Transaction Documents, as applicable.

(ii) GNE has provided copies of its two patents as per Schedule 1

(iii) GNE shall deliver a certificate of a duly authorized officer thereof, stating that such GNE’s representations, warranties and covenants set forth herein and in the other Transaction Documents are all true and correct as of the Closing Date, and that all actions required to be taken by GNE hereunder and thereunder between the date hereof and the Closing Date have been performed.

(iv) GNE shall deliver all consents of any third Persons required to license the Intellectual Property, unless waived in writing by SLRX and GNE-USA.

(v) GNE shall deliver duly authorized resolutions of their respective directors and managers to complete and  authorize the transactions contemplated hereunder and under the other Transaction Documents, and certifying that all of the necessary procedural steps were complied with by GNE in order to properly obtain all necessary approvals and authorizations.

(vi) GNE shall deliver(after the closing) all due diligence reasonably requested by SLRX.

(b) SLRX’s Closing Deliveries.

(i) On the Closing Date, as and for Consideration described herein SLRX shall deliver exactly two million (2,000,000) SLRX Shares in accordance with the terms of this Agreement.

(ii) SLRX shall deliver a certificate of a duly authorized officer thereof, stating that it’s representations, warranties and covenants set forth herein and in the other Transaction Documents are all true and correct as of the Closing Date, and that all actions required to be taken by SLRX hereunder and thereunder between the date hereof and the Closing Date have been performed.

(iii) SLRX shall deliver resolutions of the directors (and shareholders, to the extent applicable) thereof, authorizing the transactions contemplated hereunder and under the other Transaction Documents.

(iv) SLRX shall deliver (after the closing) all due diligence reasonably requested by GNE.

10. Representations, Warranties and Covenants of GNE – GNE  hereby represents, warrants and covenants, jointly and severally, to survive Closing, as follows:

(a) Organization, Good Standing and Qualification.  GNE is a corporation duly organized and existing and in good standing under the laws of the Republic of Cypress, with full corporate power and authority to own, use, and operate its properties and assets and to conduct its business as such properties are owned, used or operated and as such business is conducted.

(b) Authority. GNE has the full right, power and authority to enter into this Agreement and the other Transaction Documents, and to carry out the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the other Transaction Documents has been duly and validly authorized and approved by all necessary action on the part of GNE, and no other action on its part is required in connection therewith.  This Agreement and each Transaction Document to be executed and delivered by GNE pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of GNE, enforceable in accordance with its respective terms, except to the extent that enforcement is limited by bankruptcy, insolvency, moratorium, conservatorship, receivership or similar laws of general application affecting creditors’ rights or by the application by a court of equity principles.

(c) No Conflict.  The consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not result in the breach of any term or provision of, or constitute a default under, any agreement or other instrument to which either GNE, or their respective properties is subject, or result in violation of any rule, law, rule, regulation, order, judgment or decree to which GNE or its properties is subject.

(d) Legal Proceedings; Orders.  No legal proceeding is pending or, to the knowledge of GNE, threatened against or affecting either of them or their respective business, and there is no basis for any of the foregoing.  GNE has no pending any legal proceeding against any Third Person.  There is no outstanding judgment, decree or order of any governmental body against or affecting either GNE or their respective businesses.

(e) Taxes.   GNE has filed, and will file, on a timely basis all tax returns that are or were required to be filed by it under applicable legal requirements.  All such tax returns were or are correct and complete in accordance with applicable legal requirements.  GNE has paid all taxes that have been required to be paid under applicable legal requirements, including those shown due on the tax returns filed by it or under any assessment received as an adjustment to such tax returns.  No claim has been made by a taxing authority of a jurisdiction where GNE does not file tax returns, but where such entity is or may be subject to taxation in that jurisdiction.

(f) Disclosure.  None of the representations, warranties or covenants of GNE contained herein and none of the information contained in any of the Schedules to this Agreement is false or misleading in any material respect or omits to state a fact necessary to make the representations, warranties, covenants or statements in this Section 10 or in any of the Schedules not misleading in any material respect.  There is no fact known to GNE that has specific application to either of them (other than general economic or industry conditions) that has not been set forth in this Agreement or the Schedules to this Agreement.

(g) Sole Consideration.  The Consideration set forth herein is the sole consideration being paid to GNE as consideration for ownership for GNE-USA.

11. Representations, Warranties and Covenants GNE Regarding Licenses – GNE hereby represents, warrants and covenants, jointly and severally, all to survive Closing, as follows:

(a) The inventorship in the Intellectual Property resides solely and exclusively in the named inventors.

(b) GNE is the sole and exclusive owner of the Intellectual Property.

(c) There are no other claims by any other Person which challenge GNE’s sole and exclusive ownership rights, nor are there any claims, interests or rights that diminish the Intellectual Property and the rights thereto that are herein conveyed to GNE-USA, and there is no valid basis for any such claims.

(d) GNE has complete and unrestricted power and the unqualified right to sell, assign, transfer, and deliver exclusive license to the Intellectual Property to GNE-USA as set forth herein and in the License Agreement and, upon the transfer thereof, GNE-USA will acquire valid and marketable license to the Intellectual Property, free and clear of all liens, security interests, and encumbrances of any kind, except for the Permitted Encumbrances.

(e) Encumbrances.  GNE hasgood, marketable and exclusive title to all of the Intellectual Property, free of all liens, encumbrances, charges, equities or claims of any Third Person of any nature whatsoever.

(f) All maintenance fees and taxes have been paid by GNE to maintain the patents and patent applications in full force and effect.

(g) The manufacture, use, or sale of the Intellectual Property does not infringe or conflict with any rights of others.

(h) There are no known statutory bars (e.g., sales, offers to sell, public uses) that would affect the validity or enforceability of the Intellectual Property.

(i) There are no restrictions or obligations of confidentiality or nondisclosure of information relating to the Intellectual Property, there is no related proprietary information belonging to others, and others have no rights to such information.

(j) GNE has fully disclosed all information it has concerning the Intellectual Property.

(k) There are no other patents or other intellectual property rights owned or controlled by GNE that will conflict or interfere with the ability of GNE-USA to exploit commercially the Intellectual Property licensed to GNE-USA to the fullest extent possible.

(l) GNE represents and warrants that, to the best of its knowledge, based upon reasonable and diligent inquiry, Schedule 1 appended to this Agreement is a complete and accurate list of all patents and patents pending owned by GNE or any of their respective subsidiaries and affiliates which relate to the Intellectual Property, for the commercial applications contemplated by this Agreement.

(m) GNE represents that the processes related to the production of algae based on the Intellectual Property will produce algae biofuel and other products at a competitive cost compared with the international commodity prices;.

(n) Separately, for each patent  and patent pending listed on Schedules 1, GNE represents, warrants and covenants that, to the best of its knowledge:

(i) GNE is the owner of the entire right, title and interest in and to that patent;

(ii) there are no; the patent, or patent pending, as the case may be, and the patent or patent pending is currently in full force and effect, and has not been abandoned, dedicated, disclaimed denied or allowed to lapse for nonpayment of fees or taxes, or for any other reason;

(iii) the patent has not been declared or adjudicated invalid, null or void, or its subject matter declared unpatentable or finally rejected as unpatentable, in any judicial or administrative proceeding, nor has any foreign patent or application corresponding in whole or in part to the patent been declared invalid, null or void, or its subject matter declared unpatentable or finally rejected as unpatentable in any judicial or administrative proceeding;

(iv) the patent has not been involved in any litigation or administrative proceedings;

(v) GNE is not aware of any prior art or other facts which would jeopardize the validity or unenforceability of the patent;

(vi) GNE has taken reasonable precautions to file and prosecute the patent in accordance with all patents and patent applications, and all trademark and copyright registrations, in accordance with all applicable rules and regulations, including the rules and regulations respecting full disclosure in the U.S. Patent and Trademark Office ("PTO"), GNE is not aware of any facts or circumstances that would render any of the licensed patents unenforceable, or subject GNE-USA to any liability for inequitable conduct in the PTO; and

(vii) GNE has duly recorded all assignments and transfers affecting title to the patent in the USPTO and appropriate foreign patent office or other governmental agencies.

(o) GNE represents and warrants that its application of the Intellectual Property in Israel allows it to produce algae biofuels at a cost less than or equal to US $50 per barrel (149 liters) consistent with the financial data delivered to SLRX. GNE understands and acknowledges that this representation is being materially relied upon by SLRX.

12. Representations, Warranties and Covenants of SLRX – SLRX hereby represents, warrants and covenants, jointly and severally, all to survive Closing, as follows:

(a) Organization, Good Standing and Qualification. SLRX is a corporation, duly organized, validly existing and in good standing under the laws of the State of Florida, with full corporate power and authority, to own, use, and operate its properties and assets and to conduct its business as such properties are owned, used or operated and as such business is conducted.

(b) Licenses and Permits.  SLRX possesses or will obtain all of the necessary licenses, permits and registrations as are required from pertinent state, local and federal agencies to operate the business, which is the subject of this Agreement.

(c) SLRX holdings as per the Closing Date. SLRX hereby declares being the owner, in different ways, of the rights related to different Clean Energy Technologies and Lines of Business derived therefrom, as described in Schedule 2 appended to this Agreement.

(d) Authority. SLRX has the full right, power and authority to enter into this Agreement and the other Transaction Documents, and to carry out the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the other Transaction Document has been duly and validly authorized and approved by all necessary action on the part of SLRX, and no other action on its part is required in connection therewith.  This Agreement and each Transaction Document to be executed and delivered GNE pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of SLRX, enforceable in accordance with its respective terms, except to the extent that enforcement is limited by bankruptcy, insolvency, moratorium, conservatorship, receivership or similar laws of general application affecting creditors’ rights or by the application by a court of equity principles.

(e) No Conflict.  The consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not result in the breach of any term or provision of, or constitute a default under, any agreement or other instrument to which any SLRX or its property is subject, or result in violation of any rule, law, rule, regulation, order, judgment or decree to which SLRX or its property is subject.

(f) Legal Proceedings; Orders.  Except as disclosed, no legal proceeding is pending or, to the knowledge of SLRX, threatened against or affecting SLRX or its business and there is no basis for any of the foregoing.  SLRX has no pending any legal proceeding against any Third Person.  There is no outstanding judgment, decree or order of any governmental body against or affecting SLRX, its business.

(g) Taxes.   SLRX has filed, and will file, on a timely basis, all tax returns that are or were required to be filed by it under applicable legal requirements.  All such tax returns were or are correct and complete in accordance with applicable legal requirements.  SLRX has paid all taxes that have been required to be paid under applicable legal requirements, including those shown due on the tax returns filed by it or under any assessment received as an adjustment to such tax returns.  No claim has been made by a taxing authority of a jurisdiction where SLRX does not file tax returns, but where SLRX is or may be subject to taxation in that jurisdiction.

(h) Sole Consideration.  The Consideration set forth herein is the sole consideration being paid by SLRX.

13. Indemnification –

(a) GNE hereby indemnify and hold SLRX and their respective officers, directors, shareholders and agents (collectively, the “Indemnified Parties”) harmless from, and will reimburse them for, any and all losses actually incurred by any of them to the extent they arise from or relate to (i) the untruthfulness in any material respect of any representation or warranty, or the breach of any covenant or agreement, made by GNE in this Agreement, including, without limitation, the representations, warranties and covenants given by GNE with respect to the Licenses and the Intellectual Property, and (ii) any acts or omissions occurring or liabilities or obligations incurred or arising out of the conduct of the GNE’s business.

(b) SLRX hereby indemnifies and holds GNE and their respective officers, directors, shareholders, managers, members and agents (collectively, the “Indemnified Parties”) harmless from, and will reimburse them for, any and all losses actually incurred by any of them to the extent they arise from or relate to (i) the untruthfulness in any material respect of any representation or warranty, or the breach of any covenant or agreement, made by SLRX in this Agreement, and (ii) any acts or omissions occurring or liabilities or obligations incurred or arising out of the conduct of SLRX’s business.

(c) Each indemnifying party shall have the right to select the attorneys and other professionals necessary to discharge and carry out its indemnity obligations.  Any claim or suit commenced against any indemnified party that is covered by this indemnification may be settled or compromised by the indemnifying party in its reasonable discretion and notice of the assertion of a claim or commencement of a suit hereunder, together with all papers related thereto shall be promptly delivered to the indemnifying party.

14. Notices – All notices, requests, demands, instructions, consents and other communications hereunder (collectively referred to as “Notice”) and all legal process in regard hereto shall be validly given, made or served if in writing and delivered by hand with receipt acknowledged in writing or transmitted by email transmission, telecopier (fax), or mailed by overnight mail or courier from which a receipt of delivery is available, postage and delivery charges prepaid:

(a)           If to GNE, at:

Galaxias Commercial Center
Ayias Elenis
36 Nicosia 1061
Cyprus

Attention: Chaim J. Lieberman
Telephone # 011972525926587
Email:  cj@gne.bz

with a copy to:

[attorney details]

(b)           If to SLRX, at:

215 Dino Dr.
Ann Arbor, MI 48103
Attention: Peter Klamka
Telephone # (734)546-2063
Email:  peterklamka@yahoo.com

or, in each case, at such other address as a party may from time to time designate as its address in writing to the other.  Whenever any notice is required to be given hereunder, such notice shall be deemed given and received and such requirement satisfied only when such notice is delivered if such delivery is by hand or, if mailed via overnight mail or copier, when received, or if transmitted by email transmission, when properly transmitted, or if transmitted by telex or telecopier, when receipt is confirmed.  Each party agrees to accept receipt of any notice delivered pursuant hereto.

15. General Provisions

(a) In the event a dispute arises out of or in connection with this Agreement, the Parties will attempt to resolve the dispute through friendly consultation.

(i) If the dispute is not resolved within a reasonable period then any and all outstanding issues may be submitted to mediation with the London Court of International Mediation (the “LCIA”) and in accordance with the mediation rules of the LCIA.  Both Parties shall make every effort to minimize the cost of mediation, and the complaining Party shall request web conference mediation or virtual, cyber and/or otherwise telecommunicated alternative dispute resolution from the LCIA.

(ii) If mediation is not successful in resolving the entire dispute or is unavailable, any outstanding issues will be submitted to final and binding arbitration in accordance with the laws of the state of Florida and the United States related to all service and cooperation matters.  The Parties agree to submit to the rules of the LCIA.  The Parties agree that the forum shall be London, Great Britain and that this Agreement and all matters herein shall be controlled by the laws of the state of Florida, the United States and the Rules of Arbitration governing the LCIA.  The arbitrator's award will be final, and judgment may be entered upon it by any court having jurisdiction in accordance with the Convention on the Recognition and Enforcement of Foreign Arbitral Awards (New York, 1958).

(b) In the event that SLRX, GNE, or GNE-USA shall bring any action, proceeding, or suit to enforce any of its rights under this Agreement and shall be entitled to judgment, then in such action, proceeding or suit the prevailing party may recover reasonable expenses; including reasonable attorneys' fees and the amount shall be included in such judgment.

(c) Except as otherwise set forth herein, all respective legal and professional fees and expenses of GNE incurred in connection with this Agreement and the transactions contemplated hereby, as well as any transfer fees and taxes imposed primarily on GNE by any governmental agency having jurisdiction shall be paid by GNE; and all respective legal and professional fees and expenses of SLRX in connection with this Agreement and the transactions contemplated hereby as well as any transfer fees and taxes imposed primarily on SLRX by any governmental agency having jurisdiction shall be paid by SLRX. Each party acknowledges having been represented by counsel of its own choosing in connection with this Agreement.

(d) It is understood and agreed that all of the terms, conditions, covenants, provisions, agreements, warranties, and representations herein contained shall survive the execution and delivery of this Agreement and shall not be deemed as merged into the License of the Intellectual Property.  In furtherance and not in limitation of the foregoing sentence, it is understood and agreed that this Agreement is executory in nature, and therefore the rights and obligations of the parties hereunder shall continue for so long as the parties are operating hereunder.

(e) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof; and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereby waive any provision that renders any provision hereof prohibited or unenforceable in any respect.

(f) This Agreement shall be binding on, and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

(g) Except as otherwise set forth herein, each party shall bear its own expense in connection with the transactions contemplated hereby.

(h) The recital clauses, exhibits and schedules to this Agreement shall be deemed part of this Agreement.

(i) This Agreement shall not be construed as granting any rights to any Third Person based on the theory of Third Person beneficiaries or otherwise.

(j) All heading and captions in this Agreement are for the purposes of reference only and shall not be construed to limit or affect the substance of this Agreement.

(k) Except as provided herein, no provision of, or any rights granted or remedies available under this Agreement, shall limit the availability of any other right or remedy for breach or violation of any of the provision contained in this Agreement.

(l) No course of dealing and no delay on the part of any party hereto in exercising any right power, or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers or remedies.  No single or partial exercise of any right, powers or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(m) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

(n) By signing below, persons executing this Agreement represent that they have the absolute authority to execute and deliver this Agreement in their capacity as the officers, directors and managers of SLRX, GNE, and GNE-USA, respectively.

(o) This Agreement, along with the other Transaction Documents executed and delivered simultaneously herewith, constitute the entire agreement of the parties hereto pertaining to the subject matter hereof and supersede all other agreements, understandings, negotiations and discussions whether oral or written of the parties.  No term or provision of this Agreement may be amended, waived, discharged, rescinded or terminated orally, but only by an instrument in writing signed by each of the parties, except as otherwise expressly provided herein.

(p) No party hereto shall have the right to assign its rights and obligations under this Agreement without the prior consent of the other parties hereto.

(q) Each of the SLRX Share certificates shall bear the following legend, endorsed on each certificate:

“The securities evidenced by this certificate are subject to certain limitations on transfer and other restrictions as set forth in that certain Master Agreement, dated as the 17 day of March 2011, between Solar Acquisition Corp and the holder of such securities (copies of which are available for inspection at the offices of Solar Acquisition Corp).”

AND

“The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933.  Such shares may not be sold, transferred, or pledged in the absence of registration unless the Company receives an opinion of counsel reasonably acceptable to the company stating that such sale or transfer is exempt from the registration and prospectus delivery requirements of said Act.  Copies of the Agreement, if any, covering the purchase of these shares and restricting their transfer, may be obtained at no cost by written request made by the holder of record of the corporation at the principle executive offices of the Corporation.”

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the 17 day of March 2011.

GLOBAL NATURAL ENERGY LIMITED

By:	/s/
Name:
Title:

SOLAR ACQUISITION CORP

By:	/s/
Name:
Title:

GNE-USA, Inc.

By:	/s/
Name:
Title: